EXHIBIT 99.1

                   [COMMONWEALTH BANCORP, INC. LETTERHEAD]

For release:    IMMEDIATELY

Contact:        Charles M. Johnston, Chief Financial Officer
                Commonwealth Bancorp, Inc.
                (610) 313-2189


                COMMONWEALTH BANCORP, INC. TO REPURCHASE
                        SHARES OF COMMON STOCK

Norristown, PA, June 17, 1997 - Commonwealth Bancorp, Inc. (NASDAQ:CMSB) (the "Company") announced today that the Company's Board of Directors authorized the repurchase of up to 0.9 million shares, or approximately 5 percent, of its outstanding common stock.

Repurchases are authorized to be made by the Company from time to time in open market transactions during the next six months as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be reserved for issuance pursuant to the Company's stock option plans.

Charles H. Meacham, Chairman and Chief Executive Officer of the Company, stated, "This repurchase program, which follows the March 1997 completion of our previous 5 percent repurchase program, reflects management's continuing belief that the current price of the Company's common stock does not adequately reflect its long-term business and earnings prospects. Commonwealth's strong capital and excellent liquidity provide the financial flexibility to effect this transaction without an impact on the growth potential of the Company's businesses."

Commonwealth Bancorp, Inc., with consolidated assets in excess of $2.2 billion, is the holding company for Commonwealth Bank, which has branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Connecticut, Maryland, New Jersey, and Rhode Island.

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